Exhibit 10.39
ZOETIS INC.
2013 EQUITY AND INCENTIVE PLAN
PERFORMANCE RESTRICTED STOCK UNIT AWARD (REVENUE)
Zoetis Inc. (the “Company”) has granted to the person named below (the “Participant”), an Award of Performance Restricted Stock Units under Section 9.1 and Article V of the Zoetis Inc. 2013 Equity and Incentive Plan, as amended and restated (the “Plan”). This Award is subject to all of the terms, definitions and provisions of this Performance Restricted Stock Unit Award (this “Performance Award”) and the Plan, which is incorporated herein by reference, as follows:
Participant Name:
Date of Grant:
Target Number of Performance Restricted Stock Units:
Performance Period: The period beginning on January 1, 2025, and ending on December 31, 2027.
Unless otherwise defined in this Performance Award, the terms used in this Performance Award shall have the meanings defined in the Plan. In the event of a conflict between the terms and conditions of the Plan and the terms and conditions of this Performance Award, the terms and conditions of the Plan will prevail.

1.Vesting Schedule.
    (a)    Regular Vesting Schedule. Subject to any acceleration provisions contained in the Plan or set forth below, the percentage of the Target Number of Performance Restricted Stock Units subject to this Award as set forth above (the “Target Performance Restricted Stock Units”) that are earned by achievement of the Performance Goals as set forth in Exhibit A hereto (the “Earned Performance Restricted Stock Units”) and the dividend equivalent units credited with respect thereto shall vest on the third anniversary of the Date of Grant and be settled on or prior to March 15 of the calendar year following the calendar year in which the Performance Period ends (the “Settlement Date”); provided that, except as set forth in Section 1(b) below, this Award shall cease vesting and be forfeited immediately upon Participant’s Termination of Service prior to the third anniversary of the Date of Grant. The level of achievement of Performance Goals shall be determined by the Human Resources Committee of the Board of Directors (the “Administrator”) after the Performance Period has ended.

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        Except as set forth in Sections 1(b)(iii) and (iv) below, Performance Restricted Stock Units scheduled to vest on a certain date or upon the occurrence of a certain condition will not vest on such date or occurrence unless Participant has continuously and actively been employed with, or providing services to, the Company or any of its Subsidiaries or Affiliates from the Date of Grant until the date such vesting occurs. For non-U.S. Participants and for purposes of this Award only, except as determined by the Administrator (or any delegate) in its sole discretion, Termination of Service will be deemed to be as of the date that Participant is no longer actively providing services and will not be extended by any notice period or “garden leave” that may be required contractually or under applicable law. For U.S. Participants and for purposes of this Award only, such Participants shall be deemed to be continuously and actively employed with, or providing services to, the Company or any of its Subsidiaries or Affiliates during any notification period required by the Worker Adjustment and Retraining Notification Act of 1988 (or any analogous state law) or during any such other period determined by the Administrator (or any delegate) in its sole discretion. Notwithstanding the foregoing, the Administrator (or any delegate) shall have the sole discretion to determine when Participant is no longer employed or providing services for purposes of this Award and participation in the Plan.
        (b)    Accelerated or Special Vesting Conditions. Subject to the general provisions above, in the event of the following circumstances, the following vesting and settlement provisions shall apply:

(i)    Death. In the event of Participant’s Termination of Service due to Participant’s death, 100% of the Target Performance Restricted Stock Units subject to this Award (including dividend equivalents with respect thereto credited pursuant to Section 7 below) will vest and be settled immediately upon such termination. The person named in Participant’s will or Participant’s beneficiary, as the case may be, will receive the Shares issued upon settlement of Participant’s Performance Restricted Stock Units, subject to applicable law.
(ii)    Total and Permanent Disability. In the event of Participant’s Termination of Service due to Participant’s Total and Permanent Disability (as defined below), 100% of the Target Performance Restricted Stock Units subject to this Award (including dividend equivalents with respect thereto credited pursuant to Section 7 below) will vest and be settled immediately upon such termination. For purposes of this Award, “Total and Permanent Disability” shall mean that Participant is receiving long-term disability benefits under the Company’s long-term disability program.
(iii)    Retirement. In the event of Participant’s Termination of Service due to Participant’s Retirement (as defined below) on or after the first anniversary of the Date of Grant, a pro-rata portion of the Performance Restricted Stock Units subject to this Award (including dividend equivalents with respect thereto credited pursuant to Section 7 below) will vest and be settled on the Settlement Date subject to achievement of the Performance Goals as set forth in Exhibit A hereto, but disregarding for this purpose any requirement to continue employment or

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service. For this purpose, the pro-rata portion of the Award that vests will be determined based on the number of days that Participant was an active employee from the Date of Grant through the date of Participant’s Termination of Service as compared to the total number of days from the Date of Grant to the third anniversary of the Date of Grant. Notwithstanding the foregoing, if Participant dies following any such Termination of Service, such pro-rata portion of the Target Performance Restricted Stock Units shall instead vest without regard to the achievement of the Performance Goals (including dividend equivalents with respect thereto credited pursuant to Section 7 below) and will be settled immediately. For purposes of this Award, “Retirement” means Participant has attained a minimum of sixty-five (65) combined years of age and service with the Company or any Affiliate, and a minimum age of fifty-five (55).
    (iv)    Termination as a Result of a Plant Closing or Restructuring Event. In the event of Participant’s Termination of Service as a result of a plant closing or Restructuring Event (as defined below), a pro-rata portion of the Performance Restricted Stock Units subject to this Award (including dividend equivalents with respect thereto credited pursuant to Section 7 below) will vest and be settled on the Settlement Date subject to achievement of the Performance Goals as set forth in Exhibit A hereto, but disregarding for this purpose any requirement to continue employment or service. For this purpose, the pro-rata portion of the Award that vests will be determined based on the number of days that Participant was an active employee from the Date of Grant through the date of Participant’s Termination of Service as compared to the total number of days from the Date of Grant to the third anniversary of the Date of Grant. Notwithstanding the foregoing, if Participant dies following any such Termination of Service, a pro-rata portion (as determined in the preceding sentence) of the Target Performance Restricted Stock Units subject to this Award (including dividend equivalents with respect thereto credited pursuant to Section 7 below) will vest and be settled immediately. For purposes of this Award, a “Restructuring Event” means an involuntary Termination of Service without Cause and not related to performance, that is the direct result of (i) a “restructuring event” as determined for financial statement reporting purposes, (ii) a divestiture or sale of a site or a business/business unit of the Company or its Affiliates, or (iii) a position elimination or a job restructuring including, but not limited to, a change in required competencies or qualifications for a position, as determined by the Plan Administrator, in its sole discretion.
    (v)    Award Not Assumed Upon Change in Control. If, at a time when vesting of the Performance Restricted Stock Units is subject to attainment of the Performance Goals, this Award is not assumed or substituted by the acquiring entity in connection with a Change in Control, the number of Performance Restricted Stock Units that will immediately vest and be settled immediately prior to the consummation of such Change in Control shall be 100% of the Target Performance Restricted Stock Units subject to this Award (including dividend equivalents with respect thereto credited pursuant to Section 7 below); provided, however, that such number of Performance Restricted Stock Units shall instead be settled on the Settlement Date to the extent necessary to comply with Code Section 409A. This paragraph 1(b)(v) shall not apply if

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the vesting of the Performance Restricted Stock Units is not subject to attainment of the Performance Goals.
    (vi)    Continued Employment Following a Change in Control. In the event this Award is assumed or substituted by the acquiring company and Participant continues in employment with the Company or its Subsidiaries or Affiliates following a Change in Control until the third anniversary of the Date of Grant, the number of Performance Restricted Stock Units that will vest and be settled upon such third anniversary shall be 100% of the Target Performance Restricted Stock Units subject to this Award, as adjusted to reflect the transaction, (including dividend equivalents with respect thereto credited pursuant to Section 7 below).
(vii)    Termination without Cause or Resignation for Good Reason following a Change in Control. In the event of Participant’s Termination of Service by the Company or an Affiliate without Cause (as defined below) or as a result of Participant’s resignation for Good Reason (as defined below), in either case, upon or within twenty-four (24) months following the consummation of a Change in Control, the number of Performance Restricted Stock Units that will immediately vest and settle upon such termination shall be 100% of the Target Performance Restricted Stock Units subject to this Award, as assumed or substituted by the acquiring company and adjusted to reflect the transaction, (including dividend equivalents with respect thereto credited pursuant to Section 7 below).
    For purposes of this Award, “Cause” means (i) an act of dishonesty, fraud or misrepresentation made by Participant in connection with Participant’s responsibilities to the Company; (ii) Participant’s willful, material violation of any law or regulation applicable to the business of the Company; (iii) Participant’s conviction of, or plea of nolo contendere to, a felony or any crime that, in either case, has resulted in or is reasonably expected to result in material injury to the business or reputation of the Company; (iv) Participant’s willful misconduct or gross negligence in connection with carrying out Participant’s job responsibilities to the Company; (v) Participant’s unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom Participant owes an obligation of nondisclosure as a result of Participant’s relationship with the Company; (vi) Participant’s willful breach of any obligations under any written agreement or covenant with the Company that is injurious to the Company; (vii) Participant’s violation or disregard of any Company policy that has resulted in or is reasonably expected to result in material injury to the business or reputation of the Company; or (viii) Participant’s failure or refusal to perform Participant’s duties and responsibilities to the Company. For purposes of clarity, all references in this paragraph to the Company shall include references to any Affiliate and any successor to the Company or any Affiliate, and a termination without “Cause” does not include any termination that occurs as a result of Participant’s death or disability.
    For purposes of this Award, “Good Reason” means Participant’s resignation, within twenty four (24) months of a Change of Control, due to the occurrence of any of the following

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conditions which occurs without Participant’s written consent, provided that the requirements regarding advance notice and an opportunity to cure set forth below are satisfied: (i) a material reduction of Participant’s base compensation, cash or equity incentive compensation opportunities or aggregate employee benefits; (ii) a material reduction of Participant’s position duties, authority, responsibilities or reporting relationship, relative to Participant’s position duties, authority, responsibilities or reporting relationship as in effect immediately prior to such reduction (it being understood that the loss of public company officer duties constitutes Good Reason); (iii) the Company (or a successor, if appropriate) requires Participant to relocate to a facility or location more than twenty-five (25) miles away from the location at which Participant was working immediately prior to the required relocation or reduces Participant’s remote work opportunities; or (iv) the Company’s material breach of any agreement with Participant.  In order for Participant to resign for Good Reason, Participant must provide written notice to the Company of the existence of the Good Reason condition within sixty (60) days of the initial existence of such Good Reason condition. Upon receipt of such notice, the Company will have thirty (30) days during which it may remedy the Good Reason condition. If the Good Reason condition is not remedied within such thirty (30) day period, Participant may resign based on the Good Reason condition specified in the notice effective no later than thirty (30) days following the expiration of the Company’s thirty (30) day cure period.
(viii)    Delay for Key Employees. Notwithstanding the foregoing provisions of this Section 1(b), if Participant is a Key Employee (as determined pursuant to the definition of the term “Key Employee” in the Zoetis Supplemental Savings Plan), to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, any amounts which constitute “deferred compensation” under Section 409A of the Code payable in connection with Participant’s Termination of Service shall not be paid upon such Participant’s Termination of Service, but instead shall be paid on the day that is six months following such Participant’s Termination of Service, or upon Participant’s death, if earlier.
2.Company’s Obligation to Pay. Each Earned Performance Restricted Stock Unit represents the right to receive a Share of Common Stock if the Performance Restricted Stock Unit vests. Unless and until the Performance Restricted Stock Units have been Earned and vested in the manner set forth in Section 1 above, Participant will have no right to payment of any Shares. Prior to actual payment of any Shares, such Performance Restricted Stock Unit will represent an unsecured obligation of the Company. Unless subject to a deferral election under the Company’s Equity Deferral Plan, Earned Performance Restricted Stock Units will be automatically settled and paid to Participant in Shares (cash will be paid in lieu of any fractional Shares) upon the Settlement Date (or earlier vesting date provided in Section 1(b)) of such Performance Restricted Stock Units, subject to Participant satisfying any applicable tax, tax withholding or other obligations as set forth in Section 5, and any other requirements or restrictions that may be imposed by the Company to comply with applicable laws or facilitate administration of the Plan.

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3.Forfeiture upon Termination of Service. Subject to Section 1(b) hereof, in the event of Participant’s Termination of Service for any or no reason, the vesting of the Performance Restricted Stock Units will immediately cease and the balance of the Performance Restricted Stock Units that have not vested as of the date of Participant’s Termination of Service and do not vest as a result of Participant’s Termination of Service will be immediately forfeited without consideration. The Company shall have the sole discretion to determine when and under what circumstances Participant’s Termination of Service occurs, for purposes of this Performance Award.
4.Inappropriate Activity; Clawbacks.
(a)    Forfeiture for Inappropriate Activity. If at any time Participant engages in any of the activities listed below, this Award (including any vested portion thereof) shall immediately terminate in its entirety and be forfeited without consideration, subject to applicable law. The activities subject to this paragraph are any activity inimical, contrary or harmful to the interests of the Company or any Affiliate, including, but not limited to: (A) conduct related to Participant’s employment for which either criminal or civil penalties against Participant may be sought, (B) violation of Company or any Affiliate policies, including, without limitation, the Company’s insider trading policy, (C) accepting employment with or serving as a consultant, advisor or in any other capacity to a person or entity that is in competition with or acting against the interest of the Company or any Affiliate while employed by the Company or an Affiliate, and, for senior leaders (global job level 110 or above), within one year following a termination of employment for any reason1 (D) disclosing or misusing any confidential information or material concerning the Company or any Affiliate, or (E) participating in an attempted hostile takeover of the Company.
(b)    Clawbacks. Subject to applicable law, (A) if either the grant or the compensation realized under this Award was based on the achievement of financial results that were subsequently materially restated (other than a restatement due to a change in accounting principles) and such restatement caused the Company to reissue previously audited financial statements and the related audit opinions, (B) if Participant was determined to have altered the financial or operational results used to determine the amount earned under any Award under the Plan through fraud or material misconduct, (C) if Participant’s willful misconduct or gross negligence in connection with carrying out Participant’s job responsibilities to the Company has or might reasonably be expected to have significant business or reputational harm to the Company or any Affiliate, or (D) if Participant violates Section 4(a)(C), then (i) any compensation realized by Participant under this Award (as determined by the value of Shares and accumulated dividend equivalents received upon settlement) within three years prior to the date of such financial restatement, determination of financial misconduct or violation of Section
1 Not applicable to Participants employed by the Company or its Affiliates in the state of California or Oklahoma in the United States.

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4(a)(C) shall be recoverable by the Company, and (ii) all unpaid portions of this Award (whether or not vested) shall be cancelled and forfeited. In addition, with respect to circumstances or time periods not covered by the preceding sentence, the Company shall recover all or a portion of any compensation realized by Participant under this Award as defined in and to the extent required by the Zoetis Inc. Compensation Recovery Policy or by regulations or stock exchange requirements adopted pursuant to the Dodd-Frank Act, subject to applicable law.
5.Tax Obligations. Regardless of any action the Company or Participant’s employer (the “Employer”) takes with respect to any or all applicable national, local, or other taxes or social contributions, withholdings, required deductions, or other payments, if any, that arise upon the grant, vesting, or settlement of the Performance Restricted Stock Units or the holding or subsequent sale of Shares, and the receipt of dividends (or dividend equivalent units), if any (“Tax-Related Items”), Participant acknowledges and agrees that the ultimate liability for all Tax-Related Items legally due by Participant is and remains Participant’s responsibility and may exceed the amount actually withheld by the Company or the Employer. Participant agrees to make adequate provision for (and indemnify the Company and any Subsidiary or Affiliate for) any Tax-Related Items. Participant further acknowledges and agrees that Participant is solely responsible for filing all relevant documentation that may be required in relation to this Award or any Tax-Related Items other than filings or documentation that is the specific obligation of the Company or any Subsidiary or Affiliate pursuant to applicable law, such as but not limited to personal income tax returns or reporting statements in relation to the grant or vesting this Award, the holding of Shares or any bank or brokerage account, the subsequent sale of Shares, and the receipt of any dividends. Participant further acknowledges that the Company and the Employer (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Performance Restricted Stock Units, including grant, vesting, settlement, the holding or subsequent sale of Shares acquired under the Plan, and the receipt of dividends (or dividend equivalents), if any; and (b) do not commit to and are under no obligation to structure the terms of the Performance Restricted Stock Units or any aspect of this Performance Award to reduce or eliminate Participant’s liability for Tax-Related Items, or achieve any particular tax result. Participant also understands that applicable laws may require varying Share or Performance Restricted Stock Unit valuation methods for purposes of calculating Tax-Related Items, and the Company assumes no responsibility or liability in relation to any such valuation.  The Company is also not responsible or liable for any calculation or reporting of income or Tax-Related Items that may be required of Participant under applicable laws. Further, if Participant has become subject to Tax-Related Items in more than one jurisdiction, Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
Notwithstanding any contrary provision of this Performance Award, no Shares will be issued (or other payment made) to Participant, unless and until satisfactory arrangements (as

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determined by the Administrator) have been made by Participant with respect to the payment of any Tax-Related Items that the Company determines must be satisfied with respect to such Shares.
The Company may require Participant to satisfy applicable tax withholding obligations by (a) paying cash, (b) having the Company withhold Shares otherwise deliverable to Participant to satisfy the minimum withholding obligation (but only limited to such minimum to the extent required to avoid adverse tax consequences), (c) having the Company or the Employer withhold the required amount from Participant’s wages or other cash compensation, or any other payment of any kind otherwise due to Participant (d) surrendering already-owned Shares having a Fair Market Value equal to the minimum statutory withholding (but only limited to such minimum to the extent required to avoid adverse tax consequences), or (e) pursuant to such other procedures as may be specified by the Administrator from time to time. The Company in its discretion will have the right (but not the obligation) to satisfy any Tax-Related Items by reducing the number of Shares otherwise deliverable to Participant or by withholding such amounts from other compensation payable to Participant. If Participant fails to make satisfactory arrangements for the payment of any required Tax-Related Items hereunder at the time any applicable Performance Restricted Stock Units otherwise are scheduled to be settled, Participant will permanently forfeit such Performance Restricted Stock Units and any right to receive Shares thereunder and the Performance Restricted Stock Units will be returned to the Company at no cost to the Company.
6.Rights as Stockholder. Until the issuance of the Shares subject to this Award (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a holder of capital stock shall exist with respect to this Award. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 7 below and Section 3.2 of the Plan.
7.Dividend Equivalent Units. Unless otherwise set forth in the Country-Specific Addendum, if the Company declares a cash dividend on its Common Stock, Participant will be entitled to be credited with dividend equivalent units equal to (i) the amount of such dividend declared and paid with respect to one share of Common Stock, multiplied by (ii) the number of Target Performance Restricted Stock Units subject to this Performance Award plus the number of dividend equivalent units previously credited with respect to such Target Performance Restricted Stock Units, that are outstanding on the applicable dividend record date with respect to such dividend payment date, divided by (iii) the Fair Market Value of a Share of Common Stock on the dividend record date. Dividend equivalent units will not be credited with interest. Each dividend equivalent unit represents one Share of Common Stock, and will be paid in Shares at the same time and to the same extent to which the Company issues the Shares underlying the Performance Restricted Stock Units with respect to which they were credited, as set forth in

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Exhibit A. The Administrator may prospectively change the method of crediting dividend equivalent units as it, in its sole discretion, determines appropriate from time to time.
8.No Guarantee of Continued Service or Grants. PARTICIPANT ACKNOWLEDGES AND AGREES THAT THE VESTING OF THE PERFORMANCE RESTRICTED STOCK UNITS PURSUANT TO THE VESTING SCHEDULE HEREOF IS EARNED ONLY BY ACHIEVING THE PERFORMANCE GOALS AND CONTINUING AS A SERVICE PROVIDER AT THE WILL OF THE COMPANY (OR THE EMPLOYER) AND NOT THROUGH THE ACT OF BEING HIRED, BEING GRANTED THIS AWARD OF PERFORMANCE RESTRICTED STOCK UNITS OR ACQUIRING SHARES HEREUNDER. PARTICIPANT FURTHER ACKNOWLEDGES AND AGREES THAT THIS PERFORMANCE AWARD, THE TRANSACTIONS CONTEMPLATED HEREUNDER AND THE VESTING SCHEDULE SET FORTH HEREIN DO NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED ENGAGEMENT AS A SERVICE PROVIDER FOR THE VESTING PERIOD, FOR ANY PERIOD, OR AT ALL, AND WILL NOT INTERFERE IN ANY WAY WITH PARTICIPANT’S RIGHT OR THE RIGHT OF THE COMPANY (OR THE EMPLOYER) TO TERMINATE PARTICIPANT’S RELATIONSHIP AS A SERVICE PROVIDER AT ANY TIME, WITH OR WITHOUT CAUSE (SUBJECT TO APPLICABLE LAWS).
Participant also acknowledges and agrees that: (a) the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time; (b) the grant of Performance Restricted Stock Units is voluntary and occasional and does not create any contractual or other right to receive future grants of Performance Restricted Stock Units, or benefits in lieu of Performance Restricted Stock Units even if Performance Restricted Stock Units have been granted repeatedly in the past, and all decisions with respect to future grants of Performance Awards or other Awards, if any, will be at the sole discretion of the Company; (c) all decisions with respect to future awards of Performance Restricted Stock Units, if any, will be at the sole discretion of the Company; (d) Participant’s participation in the Plan is voluntary; (e) the Performance Restricted Stock Units and the Shares subject to the Performance Restricted Stock Units are extraordinary items that do not constitute regular compensation for services rendered to the Company or the Employer, and that are outside the scope of Participant’s employment contract, if any; (f) the Performance Restricted Stock Units and the Shares subject to the Performance Restricted Stock Units are not intended to replace any pension rights or compensation; and (g) the Performance Restricted Stock Units and the Shares subject to the Performance Restricted Stock Units are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, or end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company or the Employer.

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9.No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding Participant’s participation in the Plan, or Participant’s acquisition or sale of the Shares underlying this Award. Participant is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding Participant’s participation in the Plan before taking any action related to the Plan.
10.Address for Notices. Except as required under Section 16, any notice to be given to the Company under the terms of this Performance Award shall be addressed to the Company, in care of its General Counsel at Zoetis Inc., 10 Sylvan Way, Parsippany, New Jersey 07054, or at such other address as the Company may hereafter designate in writing.
11.Non-Transferability of Performance Restricted Stock Units. The Performance Restricted Stock Units shall not be transferable other than by will or the laws of descent and distribution. The designation of a beneficiary does not constitute a transfer.
12.Binding Agreement. Subject to the limitation on the transferability of this grant contained herein and to the other terms and conditions of the Plan, this Performance Award, will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.
13.Additional Conditions to Issuance of Shares. If at any time the Company will determine, in its discretion, that the listing, registration or qualification of this Award or the Shares upon any securities exchange or under any state, federal or foreign law, or the consent or approval of any governmental regulatory authority is necessary or desirable as a condition to the grant of this Award or the issuance of Shares to Participant (or his or her beneficiary or estate), such grant or issuance will not occur unless and until such listing, registration, qualification, consent or approval will have been effected or obtained free of any conditions not acceptable to the Company. Where the Company determines that the grant of this Award or the delivery of the payment of any Shares will violate federal securities laws or other applicable laws, the Company will defer the grant of this Award or the delivery of the Shares until the earliest date at which the Company reasonably anticipates that the grant of this Award or the delivery of Shares will no longer cause such violation. The Company shall have no obligation, and will have no liability for failure, to satisfy the requirements of any such state, federal or foreign law or securities exchange or to obtain any such consent or approval of any such governmental authority. The Company shall not be obligated to treat this Award as outstanding or issue any Shares pursuant to this Award at any time if the grant of this Award or the issuance of Shares pursuant to this Award violates or is not in compliance with any laws, rules or regulations of the United States or any state or country.
Furthermore, Participant understands that the applicable laws of the country in which Participant is residing or working at the time of grant, vesting, and/or settlement of the Performance Restricted Stock Units (including any rules or regulations governing securities,

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foreign exchange, tax, labor or other matters) may restrict or prevent the vesting and/or settlement of the Performance Restricted Stock Units, and neither the Company nor any Subsidiary or Affiliate assumes any liability in relation to this Performance Award in such case. As a condition to the vesting and settlement of the Performance Restricted Stock Units, the Company may require Participant to make any representation and warranty to the Company as may be required by applicable laws.
14.Imposition of Other Requirements. The Company reserves the right to impose other requirements on Participant’s participation in the Plan, this Award and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable in order to comply with applicable law or facilitate the administration of the Plan, and to require Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing. Furthermore, Participant understands that the laws of the country in which he or she is resident at the time of grant or vesting or settlement of this Award or the holding or disposition of Shares or receipt of dividends (or dividend equivalent units), if any (including any rules or regulations governing securities, foreign exchange, tax, labor or other matters) may restrict or prevent the grant of this Award or the issuance of Shares or may subject Participant to additional procedural or regulatory requirements he or she is solely responsible for and will have to independently fulfill in relation to this Award or the Shares. Notwithstanding any provision herein, this Award and any Shares issuable hereunder shall be subject to any special terms and conditions or disclosures as set forth in any addendum for Participant’s country (the “Country-Specific Addendum”), which forms part of this Performance Award.
15.Administrator Authority. The Administrator has the power to interpret the Plan and this Performance Award and to adopt such rules for the administration, interpretation and application of the Plan and this Performance Award as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any Performance Restricted Stock Units have been Earned and/or vested). All actions taken and all interpretations and determinations made by the Administrator in good faith will be final and binding upon Participant, the Company and all other interested persons. No member of the Administrator will be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this Performance Award.
16.Electronic Delivery and Language. The Company may, in its sole discretion, decide to deliver any documents related to this Award, any future performance restricted stock units or other equity awards granted by the Company, whether under the Plan or otherwise, or any other Company securities by electronic means or request Participant’s consent to participate in the Plan by electronic means. By accepting this Award, whether electronically or otherwise, Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through any on-line or electronic system established and maintained by the Company or another third party designated by the Company, including but not limited to the use of electronic signatures or click-through electronic acceptance of terms and conditions. If Participant has received this Performance Award, including appendices, or any other document

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related to the Plan translated into a language other than English, and the meaning of the translated version is different than the English version, the English version will control.
17.Captions. Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Performance Award.
18.Severability. In the event that any provision in this Performance Award will be held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Performance Award.
19.Modifications to the Performance Award and the Plan.
(a)    This Performance Award and the Plan constitute the entire understanding of the parties on the subjects covered. Participant expressly warrants that he or she is not accepting this Performance Award in reliance on any promises, representations, or inducements other than those contained herein.
(b)    In the event of a Change in Capitalization (as defined in Section 3.2 of the Plan), the Administrator shall make equitable adjustments to this Award as provided in Section 3.2 of the Plan. Except as provided in the preceding sentence, modifications to this Performance Award can be made only in an express written contract executed by a duly authorized officer of the Company.
(c)    The Administrator expressly reserves the right to terminate this Performance Award prior to the end of the Performance Period, in which case the number of Earned Performance Restricted Stock Units and related dividend equivalent units shall be calculated as if the last day of the Performance Period was the trading day immediately prior to the date of such termination (without proration to reflect the shortened Performance Period). Notwithstanding the foregoing sentence, if the termination is in connection with a Change in Control and Section 1(b)(v) does not apply, the number of Performance Restricted Stock Units that shall be settled shall be 100% of the Target Performance Restricted Stock Units subject to this Award (as adjusted to reflect the transaction, if termination of the Award occurs after the Change in Control), including dividend equivalents with respect thereto. In either case, the applicable number of Performance Restricted Stock Units (as determined under the preceding two sentences) shall be settled immediately upon termination of this Award, except that if immediate settlement is not permitted under Section 409A of the Code, such Performance Restricted Stock Units and related dividend equivalent units shall be converted to cash based on the Fair Market Value of a Share of Common Stock on the date of termination of the Award and such amount shall be paid to Participant at the earliest date permitted under Section 409A of the Code.
(d)    Notwithstanding anything to the contrary in the Plan or this Performance Award, the Company reserves the right to revise this Performance Award as it deems necessary

2025 Zoetis Inc. Performance RSU Award Agreement

or advisable, in its sole discretion and without the consent of Participant, to comply with Section 409A of the Code or to otherwise avoid imposition of any additional tax or income recognition under Section 409A of the Code in connection with this Award of Performance Restricted Stock Units.
(e)    Participant understands that the Plan is discretionary in nature and may be amended, suspended or terminated by the Company at any time, subject to the terms of the Plan.
20.Data Privacy. Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of Participant’s Personal Data (as described below) by and among, as applicable, the Company, any of its Affiliates, and third parties as may be selected by the Company, for the exclusive purpose of implementing, administering and managing Participant’s participation in the Plan. Participant understands that refusal or withdrawal of consent will affect Participant’s ability to participate in the Plan; without providing consent, Participant will not be able to participate in the Plan or realize benefits from this Award.
Participant understands that the Company and its Affiliates and any designated third parties may hold certain personal information about Participant, including, but not limited to, Participant’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company or any Affiliate, details of all Performance Restricted Stock Units, Shares, or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in Participant’s favor, for the exclusive purpose of implementing, administering and managing the Plan (“Personal Data”). Participant understands that Personal Data may be transferred to any Affiliates or third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in the United States, Participant’s country (if different than the United States), or elsewhere, and that the recipient’s country may have different data privacy laws and protections than Participant’s country. In particular, the Company may transfer Personal Data to the broker or stock plan administrator assisting with the Plan, to its legal counsel and tax/accounting advisor, and to the Subsidiary or Affiliate that is Participant’s Employer and its payroll provider.
Participant should also refer to the Zoetis Privacy Policy (which is available to Participant separately and may be updated from time to time) for more information regarding the collection, use, storage, and transfer of Participant’s Personal Data.
21.Foreign Exchange Fluctuations and Restrictions. Participant understands and agrees that the future value of the underlying Shares is unknown and cannot be predicted with certainty and may decrease. Participant also understands that neither the Company, nor any Affiliate is responsible for any foreign exchange fluctuation between local currency and the United States Dollar or the selection by the Company or any Affiliate in its sole discretion of an

2025 Zoetis Inc. Performance RSU Award Agreement

applicable foreign currency exchange rate that may affect the value of the Performance Restricted Stock Units or Shares received (or the calculation of income or Tax-Related Items thereunder). Participant understands and agrees that any cross-border remittance made to transfer proceeds received upon the sale of Shares must be made through a locally authorized financial institution or registered foreign exchange agency and may require Participant to provide such entity with certain information regarding the transaction.
22.Governing Law. This Performance Award will be governed by the laws of the State of Delaware, without giving effect to the conflict of law principles thereof. For purposes of litigating any dispute that arises under this Performance Award or the Plan, the parties hereby submit to and consent to the jurisdiction of the State of New Jersey and agree that such litigation will be conducted in the state courts of Morris County, New Jersey, or the federal courts of the United States for the District of New Jersey, and no other courts.
23.Acceptance of Award. By Participant’s acceptance of this Performance Award, Participant and the Company agree that this Award of Performance Restricted Stock Units is granted under and governed by the terms and conditions of this Performance Award (including Exhibit A hereto and any Country-Specific Addendum hereto) and the Plan, and any ancillary documents, all of which are being delivered simultaneously with, and made a part of, this Performance Award. In addition, Participant acknowledges and agrees that Participant has reviewed the Plan and this Performance Award in their entirety, has had an opportunity to obtain the advice of counsel prior to accepting this Performance Award and fully understand all provisions of the Plan and this Performance Award. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions relating to the Plan and this Performance Award. Participant further agrees to notify the Company upon any change in Participant’s residence address.

2025 Zoetis Inc. Performance RSU Award Agreement

EXHIBIT A
PERFORMANCE RESTRICTED STOCK UNIT AWARD
Average Annual Operational Revenue Growth Performance Goal:
The Performance Restricted Stock Unit Award will be subject to Zoetis Inc.’s average annual operational revenue growth (“Average PRSU Operational Revenue Growth”, as such term is defined below) measured over the Performance Period as compared to the pre-established goal, in accordance with the vesting provisions and definitions below.
Earning and Vesting:
Subject to the terms, definitions and provisions of this Performance Award and the Plan, Participant will be entitled to receive a number of shares of Common Stock as of the Settlement Date in respect of the Average PRSU Operational Revenue Growth performance goal equal to the number of Earned Performance Restricted Stock Units and the Dividend Equivalent Units credited with respect thereto. The number of shares of Common Stock to be delivered will be determined by multiplying the number of Target Performance Restricted Stock Units plus the number of Dividend Equivalent Units credited with respect thereto by the Applicable Vesting Percentage correlated to the Company’s Average PRSU Operational Revenue Growth for the Performance Period in accordance with the table as follows (with linear interpolations between the Average PRSU Operational Revenue Growth percentages shown):

Target / Thresholds	Upon Achievement of 2025-2027 Average PRSU Operational Revenue Growth %**	Applicable Vesting Percentage**
Below Threshold	Below X%	0%
Threshold	X%	50%
Target	X%	100%
Maximum	X% or higher	200%

2025 Zoetis Inc. Performance RSU Award Agreement

** Linear interpolations applied between Threshold and Target and between Target and Maximum.
Any Performance Restricted Stock Unit that was eligible to vest with respect to a completed Performance Period and either was not Earned or did not vest in accordance with this Exhibit A attached hereto shall be forfeited and cancelled as of the Settlement Date.
Definitions:
“Performance Period” will begin on the January 1 of the year of grant and end on the December 31 of the third calendar year thereafter.
“PRSU Operational Revenue Growth” is defined as annual revenue growth excluding the impact of foreign exchange, a non-GAAP financial measure, as reported in the Company’s annual report on Form 10-K, for which the Administrator shall have the authority and discretion to specify adjustments or modifications to such growth measurement to appropriately reflect events not initially reflected in the target when the target was set, including, for example: (1) acquisitions or divestitures; (2) litigation or claim judgments or settlements; (3) the effect of changes in laws or regulatory rules affecting reported results; (4) unusual and non-recurring events; and (5) any other adjustments specified by the Administrator similar in nature to the events reflected in clauses (1) – (4).
“Average PRSU Operational Revenue Growth” shall be calculated by dividing (i) the sum of the annual percentage change in PRSU Operational Revenue Growth for each of the three calendar years of the performance period by (ii) three (simple average).

2025 Zoetis Inc. Performance RSU Award Agreement